UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2010
The Allied Defense Group, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-11376	04-2281015

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 260 Vienna, VA	22182

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 847-5268

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On September 1, 2010, The Allied Defense Group, Inc. (the “Company”), MECAR USA, Inc., a wholly owned subsidiary of the Company (“USA”), ARC Europe SA, a wholly owned subsidiary of the Company (“ARC”), and Chemring Group PLC (“Chemring”) entered into an Escrow Agreement (the “Escrow Agreement”) that will govern the escrow of $15 million of the purchase price payable to the Company in connection with the closing of the asset sale to Chemring contemplated by the previously disclosed Stock and Asset Purchase Agreement dated June 24, 2010 (the “Purchase Agreement”) between the Company, USA, ARC and Chemring. The escrowed funds secure certain of the Company’s indemnification obligations under the Purchase Agreement that are described in Item 2.01 below. The escrowed funds will be released to the Company upon the expiration of the Company’s indemnification obligations as described in Item 2.01. In certain circumstances also described in Item 2.01, up to 50% of the escrowed funds may be released as early as June 24, 2013 to the Company.
This description of the Escrow Agreement is qualified in its entirety by the terms and conditions of the Escrow Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets
As previously disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 24, 2010, the Company, USA, ARC and Chemring entered into the Purchase Agreement pursuant to which Chemring agreed to acquire substantially all of the assets of the Company for an aggregate purchase price of approximately $59.6 million and the assumption of certain liabilities.
On September 1, 2010, the Company completed the asset sale to Chemring contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, Chemring acquired all of the capital stock of Mecar sprl (formerly Mecar SA), a wholly owned subsidiary of the Company (“SPRL”), for approximately $45.81 million in cash, and separately Chemring acquired substantially all of the assets of USA for $13.75 million in cash and the assumption by Chemring of certain specified liabilities of USA. A portion of the purchase price was paid through the repayment of certain intercompany indebtedness owed to the Company that would otherwise have been cancelled at closing.
As previously disclosed, simultaneously with the execution of the Purchase Agreement on June 24, 2010:
•	Chemring and the Company entered into a Secured Promissory Note (the “ADG Bridge Note”) pursuant to which Chemring loaned the Company $3 million secured by all of the capital stock of USA; and

•	Chemring and ARC entered into a second Secured Promissory Note (the “ARC Bridge Note”) pursuant to which Chemring loaned ARC €5.2 million secured by all of the capital stock of SPRL owned by ARC.
At the closing of the transactions contemplated by the Purchase Agreement, the Company repaid the ADG Bridge Note with a portion of the proceeds from the sale of substantially all of USA’s assets. Immediately prior to the closing, Chemring lent another €5.2 million to SPRL that was upstreamed to ARC to repay the ARC Bridge Note so that in effect the repayment of the ARC Bridge Note did not reduce the aggregate purchase price payable to the Company.
Pursuant to the Purchase Agreement, the Company caused SPRL to assign to the Company all of SPRL’s contracts that were completed, with final payment received, prior to December 31, 2009. The Company has agreed to indemnify Chemring and certain of its related parties for any losses arising out of the assigned completed contracts, any of USA’s retained liabilities (including USA’s completed contracts) or the Company’s failure to pay its transaction expenses arising out of the asset sale. The Company and Chemring deposited $15 million of the purchase price into escrow to secure these indemnification obligations. The Company’s indemnification liability is limited to, and capped at, the escrowed amount (including the accumulated interest). The Company’s indemnification obligations expire upon the earlier of (i) June 30, 2015 and (ii) the Company’s entry into either a court or administrative order or a Chemring-approved settlement agreement, in either case, finally resolving the matters relating to the previously disclosed Department of Justice subpoena (and in each case subject to the final resolution of any indemnification claims pending at such time). In the absence of such final resolution, in certain circumstances, up to 50% of the escrowed funds may be released as early as June 24, 2013 to the Company.

This foregoing description of the Purchase Agreement, the ADG Bridge Note and the ARC Bridge Note (together, the “Transaction Documents”) is qualified in its entirety by the terms and conditions of the Transaction Documents, which are filed as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3 to the Current Report on Form 8-K filed on June 24, 2010 and are incorporated herein by reference.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 1, 2010, J.H. Binford Peay, III, John J. Marcello, Ronald H. Griffith, Frederick G. Wasserman, Gilbert F. Decker and Tassos D. Recachinas resigned as directors of the Company and from all board committees of which they were members. Each director resigned in an effort to conserve the Company’s financial resources, and their resignations were not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Following their resignations, John G. Meyer, Jr. and Charles S. Ream are the only remaining directors of the Company.
In addition, John J. Marcello also resigned as the Company’s Chief Executive Officer and President effective September 1, 2010. The Company expects to pay Mr. Marcello within 30 days the severance payment required pursuant to the terms of his May 12, 2005 employment agreement with the Company.
On September 1, 2010, the Company appointed John G. Meyer, Jr., age 66, as the Company’s Chief Executive Officer. Mr. Meyer served as Chief Executive Officer of Heckler & Koch, a defense contractor, from June 2005 — August 2007. Mr. Meyer was also Chief Executive Officer of the Company from June 2003 — June 2005, President of the Company from January 2003 — June 2005, Chief Operating Officer of the Company from January 2001 — May 2003 and Executive Vice President of the Company from January 2001 — January 2003. Mr. Meyer retired from United States Army having served as its most senior Public Affairs Officer.
On September 1, 2010, the Company also appointed Charles S. Ream, age 66, as the Company’s Chief Financial Officer. Mr. Ream retired as the Executive Vice President and Chief Financial Officer of Anteon International Corporation, having served in that capacity from 2003 — 2006. Mr. Ream also was Senior Vice President and Chief Financial Officer of Newport News Shipbuilding Inc. from 2000 — 2001 and was Senior Vice President of Finance and Strategic Initiatives of Raytheon Systems Company from 1998 — 2000. Mr. Ream is also a director of Vangent, Inc.
Messrs. Meyer and Ream agreed to take on the roles of Chief Executive Officer and Chief Financial Officer, respectively, for no additional compensation, other than their standard compensation as directors.
Item 5.07. Submission of Matters to a Vote of Security Holders
On August 31, 2010, the Company held a special meeting of its stockholders at which the stockholders approved two proposals:
1.	a proposal to authorize the sale of substantially all of our assets to Chemring Group PLC pursuant to the Stock and Asset Purchase Agreement dated June 24, 2010; and

2.	a proposal to adjourn the special meeting with respect to the dissolution proposal and to reconvene the special meeting at 10:00 a.m. local time on September 30, 2010 at 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182.
The asset sale proposal and the adjournment proposal are described in detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2010. Holders of 6,004,622 shares of the Company’s common stock, representing approximately 73.5% of the shares of the Company’s common stock outstanding as of the record date for the special meeting, were present in person or by proxy at the special meeting.

The final voting results were as follows:
Asset Sale Proposal:

FOR	AGAINST	ABSTAIN	BROKER-NON-VOTES
5,856,754	140,894	6,974	0
Adjournment Proposal:

FOR	AGAINST	ABSTAIN	BROKER-NON-VOTES
4,384,992	717,154	902,476	0
The authorization of the asset sale required the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. The asset sale proposal was approved with 71.7% of the outstanding shares of the Company’s common stock.
The proposal to adjourn the special meeting required the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock that were present in person or represented by proxy at the special meeting. The adjournment proposal was approved with 73.0% of the outstanding shares of the Company’s common stock that were present in person or represented by proxy at the special meeting.
Item 8.01. Other Events
On September 1, 2010, following the closing of the asset sale contemplated by the Purchase Agreement, the Company issued a press release which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Exhibits.

Exhibit
No.	Description

10.1	Escrow Agreement dated September 1, 2010 between the Company, USA, ARC and Chemring.
99.1	Press release issued by the Company on September 1, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 2, 2010	/s/ Wayne F. Hosking
	Name:	Wayne F. Hosking
	Title:	Vice President for Corporate Strategic Development